Exhibit 99.1

Aceto Corporation One Hollow Lane Lake Success, New York 11042-1215

NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO CORPORATION ANNOUNCES FISCAL 2008 THIRD QUARTER RESULTS OF
OPERATIONS

Q3 2008 Net Income Up 83% on 29.5% Increase in Sales Compared to Fiscal 2007

Announces All-Time Record Sales of $98.3 Million for Fiscal 2008 3rd Quarter

LAKE SUCCESS, NY – May 9, 2008 – Aceto Corporation (NASDAQ:ACET), a global leader in the sourcing, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products, today announced results of operations for its fiscal third quarter and nine months ended March 31, 2008.

Net sales for the third quarter were $98.3 million, an increase of 29.5% from $75.9 million in the year ago quarter. This represents the highest level of quarterly sales in Aceto’s history; prior to this quarter, the highest sales for any quarter were $87.2 million achieved in the fiscal 2007 fourth quarter. Gross profit increased 24.6% to $16.0 million in the 2008 fiscal quarter compared to $12.9 million in the 2007 comparable quarter. Selling, general and administrative expenses increased 18.8% to $11.6 million from $9.7 million in the fiscal 2007 quarter. Operating income increased 33.7% to $4.2 million compared to $3.1 million in the 2007 comparable quarter.  Net income increased 83.0% to $3.3 million, or $0.13 per diluted share, up from $1.8 million or $0.07 per diluted share in the 2007 quarter. The 2008 quarter was positively effected by a change in Aceto’s functional currency of its China subsidiaries from the Chinese Renminbi to the US dollar, since these subsidiaries primarily generate and expend cash in US dollars.  Without this change, the Company would have reported $2.9 million, or $0.12 per diluted share for the quarter.

Net sales for the nine months ended March 31, 2008 were $254.9 million, a 12.6% increase from $226.3 million for the fiscal 2007 comparable period. Gross profit for the first nine months of fiscal 2008 was $43.1 million, an increase of 13.4% from $38.0 million in fiscal 2007. Net income was $5.5 million, or $0.22 per diluted share for the first nine months of fiscal 2008, compared to $6.0 million, or $0.24 per diluted share in the first nine months of fiscal 2007.

Leonard S. Schwartz, Chairman, CEO, and President of Aceto, stated, “We are extremely pleased with the operating results that we have reported today.  Operating income in the third quarter of 2008 increased 33.7%, driven by the 29.5% increase in net sales and the 16.3% gross profit margin.  All of these factors contributed to the 83.0% increase in net income and the $0.13 per diluted share that we reported today which far surpassed both the $0.07 that we reported in the fiscal 2007 quarter and the $0.06 guidance that we provided with our second quarter results.”

Looking at Aceto’s various business segments, Mr. Schwartz continued “There is not one particular item I can highlight to explain the record quarterly sales that we have reported today.  During the quarter, all of our businesses performed well, particularly Health Sciences and Chemical & Colorants, as evidenced by the across the board increase in sales.  Our Health Sciences segment grew 40.7% from the 2007 comparable quarter, largely the result of increased sales from our foreign operations, specifically our European operations, as well as an increase in sales in our domestic generic products group. Our Chemicals & Colorants sales increased 17.5%, primarily the result of increases in sales of agricultural, dye, pigment and other intermediates, chemicals used in aroma products and chemicals used in surface coatings.  Sales in our Crop Protection segment increased 4.8% from the 2007 comparable quarter, largely the result of an increase in sales of an insecticide offset by a decrease in sales of our sprout inhibitor products, which are utilized on potato crops. ”

Updating the status of Aceto’s current Strategic Initiatives, Mr. Schwartz commented:

●
Companion animal vaccines - The animal challenge retesting has been completed and the initial results, which have not yet been submitted to the USDA, confirm what the first set of tests indicated, that the vaccine is efficacious. The firm that we engaged to conduct the field safety test continues to move the process forward and is now working on the protocol under which the testing will be done.  Once approved, we will proceed with the testing, which we believe is the final major step in the approval process. Please be reminded that this is a regulatory review and while we are doing everything that we can to expedite the process, there can be no assurance given as to when the approval process will be 100% completed.

●
Entering the Japanese pharmaceutical market – We continue to be encouraged by the increasing numbers of requests for samples that we have received from the Japanese pharmaceutical manufacturers and have allocated more resources there to take advantage of what we see as a significant business opportunity.

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Finished dosage form generic drugs – This initiative is moving at a slower pace than we had previously anticipated solely as a result of Medicare, Medicaid and private insurance reimbursement issues.  We continue our efforts to enhance our pipeline of products for finished dosage form generic drugs which we can effectively source.

●
Globalization of our nutraceutical business – During the third quarter we finalized and created the structure for our global nutraceutical business which is now up and running.  While the US market for nutraceuticals is growing, we believe that the European market has greater growth potential as a result of changing European attitudes towards nutritional supplements.

“In addition, we are pleased to announce that we have moved into our building in Mumbai, India and are now building up our infrastructure there to capitalize on the burgeoning Indian pharmaceutical market.”

Mr. Schwartz concluded, “We ended the third quarter of fiscal 2008 with working capital of $123.6 million, no long-term bank debt and shareholders’ equity of $134.0 million.  We believe this level of working capital provides us with the financial strength to continue to move our strategic initiatives forward. We remain optimistic about the Company’s long-term business prospects, with our core businesses serving as a solid foundation for future growth.  In terms of financial guidance which, as we have previously announced, we will no longer be providing after this release, we expect to earn approximately $0.21 per diluted share in the fourth quarter of fiscal 2008, compared to $0.17 in the fourth quarter of fiscal 2007, which was previously our best quarter.”

DIVIDEND

Aceto also announced that its Board of Directors declared a regular, semi-annual dividend of $0.10 per common share which will be distributed on June 27, 2008 to shareholders of record as of June 16, 2008.

CONFERENCE CALL

Leonard S. Schwartz, Chairman, CEO, and President, and Douglas Roth, CFO, will conduct a conference call at 10:00 a.m. ET on Friday, May 9, 2008. Interested parties may participate in the call by dialing 888-787-0577 (706-679-3204 for international callers) – please call in 10 minutes before the call is scheduled to begin, and ask for the Aceto call (conference ID # 44703483).  The conference call will also be webcast live via the Investor Relations section of the Company’s website, www.aceto.com. To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  The conference call will be archived on the Company’s website, and a recorded phone replay will also be available from 1:00 p.m. ET on Friday, May 9, 2008 until 5:00 p.m. ET on Monday, May 12, 2008.  Dial 800-642-1687 (706-645-9291 for international callers) and enter the code 44703483 for the phone replay.

ABOUT ACETO

Aceto Corporation, incorporated in 1947, is a global leader in the sourcing, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products.  With a physical presence in ten countries, Aceto distributes over 1,000 chemicals and pharmaceuticals used principally as raw materials in the pharmaceutical, crop protection, surface coating/ink and general chemical consuming industries. Aceto’s global operations, including a staff of 26 in Shanghai and 14 in India are unique in the industry and enable its worldwide sourcing and regulatory capabilities. (ACET-F)

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections of management. Aceto intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements. The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives, including selling finished dosage form generic drugs, providing vaccines for companion animals, entering into the Japanese pharmaceutical market, the globalization of our nutraceutical business, the building of our infrastructure in India, our level of working capital, results for the fourth quarter of fiscal year 2008, and prospects for long-term growth.  All forward-looking statements in this press release are made as of the date of this press release, and Aceto assumes no obligation to update these forward-looking statements whether as a result of new information, future events or otherwise, other than as required by law.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. These uncertainties include, but are not limited to, the mix of products sold and the profit margins thereon, order cancellation or a reduction in orders from customers, competitive product offerings and pricing actions, the availability and pricing of key raw materials, dependence on key members of management, risk of entering into new European markets, continued successful integration of acquisitions, economic and political conditions in the United States and abroad, as well as other risks detailed in the Company's SEC reports, including the Company's Form 10-K and other filings. Copies of these filings are available at www.sec.gov.

For information contact:

Theodore Ayvas
Director of Corporate Communications
& Investor Relations
Aceto Corporation
(516) 627-6000
www.aceto.com

Aceto Corporation
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Net sales	$98,255	$75,879	$254,888	$226,290
Cost of sales	82,212	63,003	211,803	188,291
Gross profit	16,043	12,876	43,085	37,999
Gross profit %	16.33%	16.97%	16.90%	16.79%

Selling, general and
administrative expenses	11,560	9,727	32,924	28,722
Research and development expenses	279	5	632	11
Operating income	4,204	3,144	9,529	9,266

Other income, net of interest expense	578	108	533	283

Income before income taxes	4,782	3,252	10,062	9,549
Provision for income taxes	1,488	1,452	4,566	3,543
Net income	$3,294	$1,800	$5,496	$6,006

Net income per common share	$0.14	$0.07	$0.23	$0.25

Diluted net income per common share	$0.13	$0.07	$0.22	$0.24

Weighted average shares outstanding:
Basic	24,348	24,318	24,344	24,298
Diluted	24,745	24,800	24,806	24,683

Aceto Corporation
Consolidated Balance Sheet
(in thousands, except per-share amounts)

	Mar 31, 2008	June 30, 2007

	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$32,239	$32,320
Investments	1,169	3,036
Trade receivables: less allowances for doubtful
accounts: Mar. 31, 2008 $441; and June 30, 2007 $491	72,357	58,206
Other receivables	4,160	3,123
Inventory	63,332	60,679
Prepaid expenses and other current assets	1,074	1,128
Deferred income tax benefit, net	2,726	2,541

Total current assets	177,057	161,033

Long-term notes receivable	373	449
Property and equipment, net	4,308	4,406
Property held for sale	5,268	5,268
Goodwill	1,987	1,820
Intangible assets, net	5,581	5,817
Deferred income tax benefit, net	4,618	5,958
Other assets	4,224	3,727

Total Assets	$203,416	$188,478

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$35,061	$32,539
Short term bank loans	-	25
Note payable - related party	500	500
Accrued expenses	17,043	14,154
Deferred income tax liability	885	885
Total current liabilities	53,489	48,103

Long-term liabilities	6,960	6,684
Environmental remediation liability	5,816	5,816
Deferred income tax liability	2,888	2,746
Minority interest	304	302
Total liabilities	69,457	63,651

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value:
(40,000 shares authorized; 25,644 shares issued;
24,435 and 24,330 shares outstanding at
March 31, 2008 and June 30, 2007, respectively)	256	256
Capital in excess of par value	56,614	56,854
Retained earnings	76,248	74,419
Treasury stock, at cost:
(1,209 and 1,314 shares at March 31, 2008 and
June 30 2007, respectively)	(11,684)	(12,693)
Accumulated other comprehensive income	12,525	5,991
Total shareholders' equity	133,959	124,827

Total liabilities and shareholders' equity	$203,416	$188,478